OPTION NO. _______________




                     ==================================


                      COMMODORE APPLIED TECHNOLOGIES, INC.

                             IN ACCORDANCE WITH THE

                             1998 STOCK OPTION PLAN

                           NON-QUALIFIED STOCK OPTION

                                   GRANTED TO

                                PAUL E. HANNESSON
                                    OPTIONEE



Number of Shares:  2,400,000                    Price per Share       $0.50


DATE GRANTED: July 13, 1999         EXPIRATION DATE: July 13, 2003



                       ==================================

                      NON-QUALIFIED STOCK OPTION AGREEMENT

      This Non-Qualified Stock Option Agreement (this "AGREEMENT") is executed and delivered on this ____ day of February 2000 effective as of the 13 day of July 1999 (the "DATE OF GRANT") between COMMODORE APPLIED TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "COMPANY"), and PAUL E. HANNESSON, residing at 150 East 58th Street, Suite 3400, New York, New York 10155 (hereinafter referred to as the "OPTIONEE").


                             BACKGROUND OF AGREEMENT

     A. By action of its Board of Directors on August 3, 1999 (the "ORIGINAL BOARD ACTION"), the Company determined, in connection with the employment of the Optionee, to provide the Optionee with an opportunity to acquire up to Two Million Four Hundred Thousand (2,400,000) Shares (such shares, the number of which may be subject to adjustment in accordance with the provisions of this Agreement, are hereinafter collectively referred to as the "OPTION SHARES") of its Common Stock, $0.001 par value (the "COMMON STOCK"), on favorable terms and thereby increase his proprietary interest in the continued progress and success of the business of the Company.

     B. As part of the Original Board Action, the Board of Directors of the Company (the "BOARD OF DIRECTORS") established certain conditions (the "ORIGINAL CONDITIONS") to the vesting of the Option Shares, subject to the right of the Board of Directors to modify such conditions at a later time.

     C. By action of the Board of Directors on December 22, 1999 (the "SUBSEQUENT BOARD ACTION"), the Board of Directors modified the Original Conditions with respect to 2.0 million of the Option Shares.

     D. The Company and the Optionee desire to memorialize the terms upon which the Optionee may acquire the Option Shares as hereinafter set forth.

                             PROVISIONS OF AGREEMENT

     In consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Company and the Optionee hereby agree as follows:

     1. CONFIRMATION OF GRANT OF OPTION. Pursuant to the Original Board Action and the Subsequent Board Action, the Company, subject to the terms this Agreement, hereby grants to the Optionee as a matter of separate inducement and agreement, and in addition to and not in lieu of salary, other grants of other options to acquire Common Stock, or other compensation for services, the right to purchase (hereinafter referred to as the "OPTION") the Option Shares. The Option is NOT intended to qualify as an incentive stock option under
Section 422 of the Internal Revenue Code of 1986, as amended.

     2. PURCHASE PRICE. The purchase price of shares of Common Stock covered by the Option will be $0.50 per share, subject to adjustment as hereinafter provided (the "EXERCISE COST").

     3.     EXERCISE OF OPTION. Subject to the term of the Option set forth in
Section 4 hereof, and other conditions set forth in Sections 5 and 6 hereof the Option shall be exercisable on the terms and conditions hereinafter set forth:

     (a) The Option shall be exercisable as to Five Hundred Thousand (500,000) of the Option Shares originally subject thereto (after giving effect to any adjustment pursuant to this Agreement) on the date next following December 22, 1999 on which the Price of Common Stock is trades at or above $2.00 per share for any twenty (20) consecutive trading days.

     (b) The Option shall be exercisable as to Five Hundred Thousand (500,000) of the Option Shares originally subject thereto (after giving effect to any adjustment pursuant to this Agreement) on the date next following December 22, 1999 on which the Price of Common Stock trades at or above $3.00 per share for any twenty (20) consecutive trading days.

     (c) The Option shall be exercisable as to Five Hundred Thousand (500,000) of the Option Shares originally subject thereto (after giving effect to any adjustment pursuant to this Agreement) on the date next following December 22, 1999 on which the Price of Common Stock trades at or above $4.00 per share. for any twenty (20) consecutive trading days.

     (d) The Option shall be exercisable as to Five Hundred Thousand (500,000) of the Option Shares originally subject thereto (after giving effect to any adjustment pursuant to this Agreement) on the date next following December 22, 1999 on which the Price of Common Stock trades at or above $5.00 per share for any twenty (20) consecutive trading days..

     (e) The Option shall be exercisable as to Four Hundred Thousand (400,000) of the Option Shares originally subject thereto (after giving effect to any adjustment pursuant to this Agreement) upon the earlier of the following occurrences: the successful completion of a power fund financing in the amount of approximately $90 million or such other circumstances as the Compensation Committee of the Company, in its discretion, determines is appropriate, said discretion being subject only to the approval of the Board of Directors.

     (f)    The Option may be exercised pursuant to the provisions of this
        Section 3, by
        notice and payment to the Company as provided in Sections 9 and 14 hereof.

     4. TERM OF OPTION. Subject to earlier termination due to cessation of employment or death or disability set forth in Sections 5 and 6 hereof, (i) the term of the Option shall be a period of four (4) years from July 13, 1999 through and including July 12, 2003 and, subject to the provisions of Section 3 hereof, may be exercised in part or in full (at the sole discretion of the Optionee) at any time(s) during such term and (ii) this Option, to the extent unexercised, shall expire at 12:01 AM, New York time, on July 13, 2003. The holder of the Option shall not have any rights to dividends or any other rights of a stockholder with respect to any shares of Common Stock subject to the Option until such shares shall have been issued to him (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent of the Company) provided that the date of issuance shall not be earlier than the date this Option is exercised and payment of the full purchase price of the shares of Common Stock (with respect to which the Option is exercised) is made to the Company.

     5. NON-TRANSFERABILITY OF OPTION. Except as hereinafter provided, the Option shall not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way, and shall not be subject to execution, attachment or other process, except as hereinafter provided. Any assignment, transfer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions hereof, or any levy of execution, attachment or other process attempted upon the Option, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Option will cause the Option to terminate immediately upon the happening of any such event; PROVIDED, HOWEVER, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies that the Company or any Parent or Subsidiary (as such terms are defined below) may have under this Agreement or otherwise. As used herein, the term "PARENT" means a corporation that directly or indirectly owns more than fifty percent (50%) of the Company's outstanding Common Stock and the term "SUBSIDIARY" means a corporation of which more than fifty percent (50%) of its outstanding voting common stock is directly or indirectly owned by the Company. Notwithstanding the foregoing, the Optionee may transfer all or any part of the Option to his spouse, children or grandchildren (or to one or more trusts for any such person's sole benefit).

     6.     EXERCISE UPON CESSATION OF EMPLOYMENT.

     (a) If the Optionee at any time ceases to be an employee of the Company and of any Parent or Subsidiary, the Option may, subject to the provisions of Section 4 hereof, be exercised by the Optionee to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Option immediately prior to such cessation of employment, at any time within ninety (90) days after such cessation of employment, at the end of which period the Option, to the extent not then exercised, shall terminate and the Optionee shall forfeit all rights hereunder, even if the Optionee subsequently returns to the employ of the Company or any Parent or Subsidiary. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

     (b) The Option shall not be affected by any change of duties or position of the Optionee so long as he continues to be an a full-time employee of the Company or of any Parent or Subsidiary thereof. If the Optionee is granted a temporary leave of absence, such leave of absence shall be deemed a continuation of his employment by the Company or of any Parent or Subsidiary thereof for the purposes of this Agreement, but only if and so long as the employing corporation consents thereto.

        7. EXERCISE UPON DEATH OR DISABILITY. If the Optionee dies while he is employed by the Company or by any Parent or Subsidiary:

     (a) on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 4 hereof, be exercised with respect to all or any part of the shares of Common Stock as to which the deceased Optionee had not exercised the Option at the time of his death (to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his death), by the estate of the Optionee (or by the person or persons who acquire the right to exercise the Option by written designation of the Optionee) at any time within ninety (90) days after the death of the Optionee, at the end of which period the Option, to the extent not then exercised, shall terminate and the estate or other beneficiaries shall forfeit all rights hereunder. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

     (b) In the event that the employment of the Optionee by the Company and any Parent or Subsidiary is terminated by reason of the Disability of the Optionee and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 4 hereof, be exercised with respect to all or any part of the shares of Common Stock as to which he had not exercised the Option at the time of his Disability or Retirement (to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his employment termination due to Disability) by the Optionee within the period ending ninety (90) days after the date of such termination of employment, at the end of which period the Option, to the extent not then exercised, shall terminate and the Optionee shall forfeit all rights hereunder even if the Optionee subsequently returns to the employ of the Company or any Parent or Subsidiary. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

     8. REGISTRATION. At the time of issuance, the shares of Common Stock subject hereto and issuable upon the exercise hereof may not be registered under the Securities Act of 1933, as amended (the "1933 ACT"), and, if required upon the request of counsel to the Company, the Optionee will give a representation as to his investment intent with respect to such shares prior to their issuance as set forth in Section 9 hereof. The Company may register or qualify the shares covered by the Option for sale pursuant to the 1933 Act at any time prior to or after the exercise in whole or in part of the Option.

     9. METHOD OF EXERCISE OF OPTION. (a) Subject to the terms and conditions of this Agreement, the Option shall be exercisable by written notice in the manner set forth in Exhibit A hereto (the "NOTICE") and provision for payment to the Company in accordance with the procedure prescribed herein. Each such Notice shall:

     (i) state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

     (ii) contain a representation and agreement as to investment intent, if required by counsel to the Company with respect to such Shares, in a form satisfactory to counsel to the Company;

     (iii) be signed by the Optionee or the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel to the Company, of the right of such other person or persons to exercise the Option;

     (iv) include payment of the full purchase price for the shares of Common Stock to be purchased pursuant to such exercise of the Option; and

     (v) be received by the Company on or before the date of the expiration of this Option. In the event the date of expiration of this Option falls on a day that is not a regular business day at the Company's executive office in New York, New York then such Notice must be received at such office on or before the last regular business day prior to such date of expiration.

     (b) Payment of the purchase price of any shares of Common Stock in respect of which the Option shall be exercised shall be made by the Optionee or such person or persons at the place specified by the Company on the date the Notice is received by the Company (i) by delivering to the Company a certified or bank cashier's check payable to the order of the Company, (ii) by delivering to the Company properly endorsed certificates of shares of Common Stock (or certificates accompanied by an appropriate stock power) with signature guaranties by a bank or trust company, (iii) by having withheld from the total number of shares of Common Stock to be acquired upon the exercise of this Option a specified number of such shares of Common Stock, (iv) by any form of "cashless" exercise, including the manner described in subsection (c) of this
        Section 9 below, or (v) by any combination of the foregoing. For purposes of the immediately preceding sentence, if required by the Company, an exercise effected by the tender of Common Stock (or deemed to be effected by the tender of Common Stock) may be consummated only with Common Stock held by the Optionee for at least six (6) months and one (1) day.

     (c) A "cashless" exercise shall be elected by the Optionee by indicating on the Notice of his intention to exercise such cashless exercise rights. The number of shares of Common Stock issuable to the Optionee upon any such "cashless" exercise shall be calculated as follows:

     (i) The number of Option Shares issuable upon any full or partial exercise of the Option (the "SUBJECT OPTION SHARES") shall be multiplied by the Exercise Price then in effect. The product thereof shall be deemed to be the "EXERCISE COST."

     (ii) The Subject Option Shares shall be multiplied by the Closing Price of the Common Stock on the business day immediately preceding the date of exercise (the "EXERCISE CLOSING PRICE") and the product thereof shall be deemed to be the "EXERCISE VALUE."

     (iii) The Exercise Cost shall be subtracted from the Exercise Value and the positive result thereof, if any, shall be deemed the "Profit."

     (iv) The Company shall issue that number of Option Shares to the Optionee as shall be determined by dividing the Profit by the Exercise Closing Price.

     (d) The Option shall be deemed to have been exercised with respect to any particular shares of Common Stock if, and only if, the preceding provisions of this Section 9 and the provisions of Section 10 hereof shall have been complied with, in which event the Option shall be deemed to have been exercised on the date the Notice and related payment were received by the Company. Anything in this Agreement to the contrary notwithstanding, any Notice given pursuant to the provisions of this
        Section 9 shall be void and of no effect if all of the preceding provisions of this Section 9 and the provisions of Section 10 shall not have been complied with.

     (e) The certificate or certificates for shares of Common Stock as to which the Option shall be exercised will be registered in the name of the Optionee (or in the name of the Optionee's estate or other beneficiary if the Option is exercised after the Optionee's death), or if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, will be registered in the name of the Optionee and another person jointly, with right of survivorship, and will be delivered as soon as practical after the date the Notice is received by the Company (accompanied by full payment of the exercise price), but only upon compliance with all of the provisions of this Agreement.

     (f) If the Optionee fails to accept delivery of and pay for all or any part of the number of Shares specified in such Notice, his right to exercise the Option with respect to such undelivered Shares may be terminated in the sole discretion of the Committee. The Option may be exercised only with respect to full Shares.

     (g) The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of the Option prior to the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of this Option or the transfer of shares thereupon. Such payment shall be made by the Optionee in cash or, with the written consent of the

Company, by tendering to the Company shares of Common Stock equal in value to the amount of the required withholding. In the alternative, the Company may, at its option, satisfy such withholding requirements by withholding from the shares of Common Stock to be delivered to the Optionee pursuant to an exercise of the Option a number of shares of Common Stock equal in value to the amount of the required withholding.

     10. APPROVAL OF COUNSEL. The exercise of the Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Company's counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

     11. RESALE OF COMMON STOCK. (a) If so requested by the Company, upon any sale or transfer of the Common Stock purchased upon exercise of the Option the Optionee shall deliver to the Company an opinion of counsel satisfactory to the Company to the effect that either (i) the Common Stock to be sold or transferred has been registered under the 1933 Act and that there is in effect a current prospectus meeting the requirements of Section 10(a) of said Act which is being or will be delivered to the purchaser or transferee at or prior to the time of delivery of the certificates evidencing the Common Stock to be sold or transferred, or (ii) such Common Stock may then be sold without violating
Section 5 of said Act.

     (b) The Common Stock issued upon exercise of the Option shall bear the following (or similar) legend if required by counsel for the Company:

                    THE SHARES EVIDENCED BY THIS CERTIFICATE
                    MAY NOT BE SOLD, TRANSFERRED, PLEDGED,
                    HYPOTHECATED OR OTHERWISE DISPOSED OF
                    UNLESS THEY HAVE FIRST BEEN REGISTERED
                    UNDER THE SECURITIES ACT OF 1933, AS
                    AMENDED, OR UNLESS, IN THE OPINION OF
                    COUNSEL FOR THE COMPANY, SUCH
                    REGISTRATION IS NOT REQUIRED.

     (c) The Company shall immediately take all reasonable steps to register a sufficient number of shares of Common Stock under the Company's Plan so that upon the exercise of the Option, Optionee may sell all or any portion of the Option Shares issuable upon any full or partial exercise of the Option free of the restriction set forth in Subsection (b) of this Section 11.

     12. RESERVATION OF SHARES. The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement.

     13. LIMITATION OF ACTION. The Optionee and the Company each acknowledges that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Company or a Parent or Subsidiary, on the one hand, or against the Optionee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

     14. NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address. All notices to the Company shall be addressed to it at Commodore Applied Technologies, Inc., 150 East 58th Street, Suite 3400, New York, New York 10155 Attn: President. All notices to the Optionee shall be addressed to the Optionee or such other person or persons at the Optionee's address above specified. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     15. BENEFITS OF AGREEMENT. This Agreement shall inure to the benefit of the Company, the Optionee and their respective heirs, executors, administrators, personal representatives, successors and assigns.

     16. SEVERABILITY. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

     17. GOVERNING LAW. This Agreement will be construed and governed in accordance with the laws of the State of Delaware.

     18. EMPLOYMENT. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Optionee and the Company or any Parent or Subsidiary, (b) as a right of the Optionee to be continued in the employ of the Company or of any Parent or Subsidiary or (c) as a limitation of the right of the Company or of any Parent or Subsidiary to discharge the Optionee at any time, with or without cause (subject to the terms of any applicable employment agreement).

     19. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

     20.    INCORPORATION   OF  TERMS  OF  PLAN.  This  Agreement  shall  be
interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                                          COMMODORE APPLIED
                                          TECHNOLOGIES, INC.

ATTEST:



By:______________________________         By:  /s/James M. DeAngelis
Name:                                          ----------------------
Title:                                    Name:   James M. DeAngelis
                                          Title:  Chief Financial Officer
                                                  Senior Vice President


                                          /s/Paul E. Hannesson
                                          --------------------------------
                                             Paul E. Hannesson


                                          --------------------------------
                                          Social Security Number

                                    EXHIBIT A

                    NON-QUALIFIED STOCK OPTION EXERCISE FORM

                                                                          [DATE]

Commodore Applied Technologies, Inc.
150 East 58th Street
Suite 3400
New York, NY     10155

Attention:  [OFFICER]

Dear Sirs:

            Pursuant to the provisions of the Non-Qualified Stock Option Agreement dated [ ] (the "AGREEMENT"), whereby you have granted to me a Non-Qualified Option (the "Option") to purchase up to [2.4 Million] shares of the Common Stock of [ ] (the "Company") subject to the terms of the Agreement, I hereby notify you that I elect to exercise my option to purchase [ ] of the shares of Common Stock covered by such Option at the [$0.50] per share price specified therein. In full payment of the price for the shares being purchased hereby, I am delivering to you herewith (i) certified or bank cashier's check payable to the order of the Company in the amount of $____________,1 or (ii) a certificate or certificates for [ ] shares of Common Stock of the Company, and which have a fair market value as of the date hereof of $___________, [and a certified or bank cashier's check, payable to the order of the Company, in the amount of $________________].2 Any such stock certificate or certificates are endorsed, or accompanied by an appropriate stock power, to the order of the Company, with my signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. I hereby acknowledge that I am purchasing these shares for investment purposes only and not for resale in violation of any federal or state securities laws.

                                          Very truly yours,



                                          ------------------------------
                                          [Address]
                                          (For notices, reports, dividend checks
                                          and other communications to
                                          stockholders.)



_____________________________
1 $_____________ of this amount is the purchase price of the shares, and the balance represents payment of withholding taxes as follows:
     Federal $_____________, State $_________ and Local $_______.
2 $_____________ of this amount is at least equal to the current market value of one share of Common Stock of the Company, and the balance represents payment of withholding taxes as follows: Federal $________, State $_______ and Local $______.

                               FIRST AMENDMENT TO
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     This First Amendment to Non-Qualified Stock Option Agreement (this "AMENDMENT") is executed and delivered on this ____ day of May, 2000 between COMMODORE APPLIED TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "COMPANY"), and PAUL E. HANNESSON, an individual who maintains an office at 150 East 58th Street, Suite 3400, New York, New York 10155 (hereinafter referred to as the "OPTIONEE") and amends that certain Non-Qualified Stock Option Agreement dated January 10, 2000 (the "ORIGINAL OPTION AGREEMENT"), effective as of July 13, 1999 (the "DATE OF GRANT").

                             BACKGROUND OF AMENDMENT

     A. By action of its Board of Directors on August 3, 1999, the Company determined, in connection with the employment of the Optionee, to provide the Optionee with an opportunity to acquire up to Two Million Four Hundred Thousand (2,400,000) Shares (such shares, the number of which may be subject to adjustment in accordance with the provisions of this Agreement, are hereinafter collectively referred to as the "OPTION SHARES") of its Common Stock, $0.001 par value (the "COMMON STOCK"), on favorable terms and thereby increase his proprietary interest in the continued progress and success of the business of the Company.

     B. As part of the Original Board Action, the Board of Directors of the Company (the "BOARD OF DIRECTORS") established certain conditions (the "ORIGINAL CONDITIONS") to the vesting of the Option Shares, subject to the right of the Board of Directors to modify such conditions at a later time.

     C. By action of the Board of Directors on December 22, 1999, the Board of Directors modified the Original Conditions with respect to 2.0 million of the Option Shares.

     D. By action of the Board of Directors on April 24, 2000, the Board of Directors modified the Original Conditions with respect to the remaining 400,000 of the Option Shares.

     E. The Company and the Optionee desire to memorialize the terms upon which the Optionee may acquire the Remaining Option Shares as hereinafter set forth.

                             PROVISIONS OF AGREEMENT

     In consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Company and the Optionee hereby agree as follows:

     1. AMENDMENT OF SECTION 3(E) OF THE ORIGINAL AGREEMENT. Section 3(e) of the Original Agreement is hereby amended to read in its entirety as follows:

            (e) The Option shall be immediately exercisable as to Four Hundred Thousand (400,000) of the Option Shares originally subject thereto (after giving effect to any adjustment pursuant to this Agreement).

     2. AMENDMENT OF SECTION 6(A) OF THE ORIGINAL AGREEMENT. Section 6(a) of the Original Agreement is hereby amended to read in its entirety as follows:

            (a) If the Optionee at any time ceases to be an employee of the Company and of any Parent or Subsidiary, the Option may, subject to the provisions of Section 4 hereof, be exercised by the Optionee to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Option immediately prior to such cessation of employment, at any time within two (2) years after such cessation of employment, at the end of which period the Option, to the extent not then exercised, shall terminate and the Optionee shall forfeit all rights hereunder, even if the Optionee subsequently returns to the employ of the Company or any Parent or Subsidiary. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

      3. AMENDMENT OF SECTION 7(A) OF THE ORIGINAL AGREEMENT. Section 7(a) of the Original Agreement is hereby amended to read in its entirety as follows:

            (a) on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 4 hereof, be exercised with respect to all or any part of the shares of Common Stock as to which the deceased Optionee had not exercised the Option at the time of his death (to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his death), by the estate of the Optionee (or by the person or persons who acquire the right to exercise the Option by written designation of the Optionee) at any time within two (2) years after the death of the Optionee, at the end of which period the Option, to the extent not then exercised, shall terminate and the estate or other beneficiaries shall forfeit all rights hereunder. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

     4.     AMENDMENT  OF  SECTION  7(B)  OF THE  ORIGINAL  AGREEMENT.
Section 7(b) of the Original Agreement is hereby amended to read in its entirety as follows:

            (b) In the event that the employment of the Optionee by the Company and any Parent or Subsidiary is terminated by reason of the Disability of the Optionee and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 4 hereof, be exercised with respect to all or any part of the shares of Common Stock as to which he had not exercised the Option at the time of his Disability or Retirement (to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Option immediately prior to his employment termination due to Disability) by the Optionee within the period ending two (2) years after the date of such termination of employment, at the end of which period the Option, to the extent not then exercised, shall terminate and the Optionee shall forfeit all rights hereunder even if the Optionee subsequently returns to the employ of the Company or any Parent or Subsidiary. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

     5. ACKNOWLEDGEMENT REGARDING ORIGINAL AGREEMENT. The parties acknowledge that the Original Agreement, as amended by this Amendment, remains in full force and effect and that there are no defaults existing thereunder.

     6. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which together shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                                          COMMODORE APPLIED
                                          TECHNOLOGIES, INC.


ATTEST:



By:______________________________         By:     /s/James M. DeAngelis
Name:                                             ----------------------
Title:                                    Name:      James M. DeAngelis
                                          Title:     Chief Financial Officer
                                                     Senior Vice President


                                          /s/Paul E. Hannesson
                                          --------------------------------
                                             Paul E. Hannesson